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                                                                    EXHIBIT 9(A)

                                                             April 25, 1997

                  PROVIDIAN LIFE & HEALTH INSURANCE COMPANY
                            ADMINISTRATIVE OFFICES
                                20 MOORES ROAD
                           FRAZER, PENNSYLVANIA 19355

RE: PROVIDIAN LIFE & HEALTH INSURANCE COMPANY
    SEPARATE ACCOUNT IV--OPINION AND CONSENT

To Whom It May Concern:

 This opinion and consent is furnished in connection with the filing of Post-Effective Amendment No. 7 (the "Amendment") to the Registration Statement on Form N-4, File No. 33-36073 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of Providian Life & Health Insurance Company Separate Account IV ("Separate Account IV"). Separate Account IV receives and invests premiums allocated to it under a flexible premium multi-funded annuity contract (the "Annuity Contract"). The Annuity Contract is offered in the manner described in the prospectus contained in the Registration Statement (the "Prospectus").

 In my capacity as legal adviser to Providian Life & Health Insurance Company, I hereby confirm the establishment of Separate Account IV pursuant to a resolu-tion adopted by the Board of Directors of Providian Life & Health Insurance Company for a separate account for assets applicable to the Annuity Contract, pursuant to the provisions of Section 376.309 of the Missouri Insurance Stat-utes. In addition, I have made such examination of the law in addition to con-sultation with outside counsel and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinion here-inafter expressed. On the basis of such examination, it is my professional opinion that:

   1. Providian Life & Health Insurance Company is a corporation duly orga-nized and validly existing under the laws of the State of Missouri.

   2. Separate Account IV is an account established and maintained by Providian Life & Health Insurance Company pursuant to the laws of the State of Missouri, under which income, capital gains and capital losses incurred on the assets of Separate Account IV are credited to or charged against the assets of Separate Account IV, without regard to the income, capital gains or capital losses arising out of any other business which Providian Life & Health Insurance Company may conduct.

   3. Assets allocated to Separate Account IV will be owned by Providian Life & Health Insurance Company. The assets in Separate Account IV attributable to the Annuity Contract generally are not chargeable with liabilities aris-ing out of any other business which Providian Life & Health Insurance Com-pany may conduct. The assets of Separate Account IV are available to cover the general liabilities of Providian Life & Health Insurance Company only to the extent that the assets of Separate Account IV exceed the liabilities arising under the Annuity Contracts.

   4. The Annuity Contracts have been duly authorized by Providian Life & Health Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute val-idly issued and binding obligations of Providian Life & Health Insurance Company in accordance with their terms.

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Providian Life and Health Insurance Company
Separate Account IV
April 25, 1997

   5. Owners of the Annuity Contracts as such, will not be subject to any de-ductions, charges or assessments imposed by Providian Life and Health Insur-ance Company other than those provided in the Annuity Contract.

 I hereby consent to the use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading "Legal Matters" in the Prospec-tus.

                                       Very truly yours,

                                       /s/ Kimberly A. Scouller
                                          Assistant General Counsel